UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2023

Standard BioTools Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Tower Place, Suite 2000 South San Francisco, California 94080
(Address of principal executive offices) (Zip Code)

(650) 266-6000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LAB	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Standard BioTools Inc. (the “Company”) currently holds approximately $334,000 in cash deposits at Silicon Valley Bank (“SVB”), all of which it expects to be available on March 13, 2023, given the joint statement by the Department of the Treasury, Federal Reserve, and FDIC issued on March 12, 2023. In addition, the Company holds $1 million in a restricted cash account at SVB to secure a letter of credit in favor of a landlord. The Company holds significantly larger cash deposits in accounts at Bank of America and other large financial institutions. The vast majority of the Company’s cash equivalents and investments (collectively, “Investments”) are currently held in custodial accounts at U.S. Bank for which SVB Asset Management is the advisor. The Company’s Investments do not contain any securities of SVB. The Company’s total cash, cash equivalents, and short term investments (excluding restricted cash) as of December 31, 2022 was approximately $166 million.

As previously disclosed, the Company, as borrower, is party to a $25 million credit facility with SVB, as lender, including a revolving credit facility of up to $15 million and a term loan facility of up to $10 million. As of December 31, 2022, the Company’s $10 million term loan facility was fully drawn. The Company is evaluating its options with respect to the credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Standard BioTools Inc.

Date: March 13, 2023	By:	/s/ Vikram Jog
Vikram Jog
Chief Financial Officer